Exhibit 10.7

CONFIRMATION

Date: To:	December 19, 2006 St. Andrew Funding Trust

18400 Von Karman, Suite 1000
Irvine, CA 92616
Attention: Mr. Kevin Cloyd
Telephone: 949-862-7941
Facsimile No: 949-224-5750
From:	ABN AMRO Bank N.V.,

London Branch

199 Bishopsgate

London EC2M 3XW

United Kingdom

Attention: Fixed Income Derivatives Documentation

Facsimile: 44 20 7857 9428

Transaction Reference No.

Ladies and Gentlemen:

The purpose of this letter agreement is to set forth the terms and conditions of the Swap Transaction entered into between ABN AMRO Bank N.V. (“Party A”) and St. Andrew Funding Trust (“Party B”) on the Trade Date referred to below (the “Transaction”). It constitutes a “Confirmation” as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and the provisions of this Confirmation, this Confirmation will govern.

1. This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement, dated as of December 19, 2006, as further amended, restated and supplemented from time to time (the “Agreement”), between you and us. All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below. Unless otherwise defined in this Confirmation or in the Definitions, capitalized terms used herein have the meanings ascribed to such terms in the Definitions List attached as Schedule I to the Security Agreement.

2. The terms of the Transaction to which this Confirmation relates are as follows:

Trade Date: Effective Date:	December 19, 2006 December 19, 2006.

Termination Date: The earlier of (i) the third anniversary of the Effective Date, subject to extension upon agreement of Party B and Party A (the “Scheduled Termination Date”) and (ii) the Program Termination Date in accordance with the Agreement.

Business Day: Any day other than (i) Saturday and Sunday or (ii) a day on which banking institutions or foreign exchange markets in New York City are authorized or required by law, regulation or executive order to be closed for business.

Business Day Convention: Following.

Notional Amount: With respect to any Payment Date, the notional amount of this Transaction will equal the product of (i) the Sharing Percentage multiplied by (ii) the sum of (x) the average aggregate of the aggregate Outstanding Purchase Price of all Mortgage Loans owned by Party B on each day during the related Calculation Period and (y) the average aggregate amount of any cash and Eligible Investments held by Party B on each day during the related Calculation Period.

Maximum Notional

Amount: In no event will the Notional Amount of this Transaction exceed the product of (x) the Sharing Percentage, and (y) the Facility Size, provided that in no event shall such amount be greater than USD 1,060,000,000.

Program Notional

Amount: This Transaction shall represent USD 1,030,000,000 of the Program Size, or such other amount as may be provided in a written agreement between the parties hereto, provided however, that such agreement may not cause the aggregate of the “Program Notional Amount” as defined in each Interest Rate Swap to be less than the Program Size on the date of such agreement.

Sharing Percentage: The percentage expressed as a fraction, the numerator of which is the Program Notional Amount and the denominator of which is the Program Size.

Calculation Period: With respect to each Payment Date, the calendar month immediately preceding such Payment Date; provided, however, solely for purposes of calculating Issuer Funding Cost and accrued interest received on sales of Mortgage Loans with respect to each Payment Date, “Calculation Period” shall mean the period from but excluding the prior Payment Date to and including such Payment Date, except that in each case (a) the initial Calculation Period will commence on, and include, the Effective Date and (b) the final Calculation Period will end on, and include, the Termination Date.

Payment Dates: The 25th day of each month (or, if any such day is not a Business Day, the next following Business Day).

Interim Payment Dates: Each day on which a deposit is made into the Collateral Account in respect of: (1) proceeds from the sale (other than a sale of a Mortgage Loan, or a Mortgage Loan subject to sale, to a Seller or the Servicer pursuant to Section 3.3, 3.5(c), 6.2 or 7.1 of the Mortgage Loan Purchase and Servicing Agreement) or securitization of a Mortgage Loan; or (2) a prepayment in full of a Mortgage Loan (each such date, a “Loan Termination Date”; and each Mortgage Loan which is sold or securitized (other than a sale of a Mortgage Loan, or a Mortgage Loan subject to sale, to a Seller or the Servicer pursuant to Section 3.3, 3.5(c), 6.2 or 7.1 of the Mortgage Loan Purchase and Servicing Agreement) or prepaid in full is referred to as a “Terminated Loan”); provided, however, if the Servicer is not notified by 1:00 p.m. New York City time at least one Business Day in advance that a deposit in respect of (1) or (2) above is going to be made, such deposit shall be deemed to occur on the Business Day immediately following the day on which such deposit was made, and the Mortgage Loan in respect of which such deposit was made shall be deemed to be a Terminated Loan on the Business Day immediately following the day on which such deposit was made.

Calculation Agent: The Servicer. Party B shall ensure that the Calculation Agent will perform its obligations in good faith and shall, (i) provide a report to Party A in accordance with Section 4.24 of the Mortgage Loan Purchase and Servicing Agreement, (ii) provide Weekly Loan Tapes to Party A in accordance with Section 4.29 of the Mortgage Loan Purchase and Servicing Agreement, and (iii) upon the reasonable request of Party A, provide a certified statement to Party A showing in reasonable detail such calculations, specifying the source of the calculations and providing copies of all material documents and information relied upon by the Calculation Agent in performing its obligations hereunder. Party A acting in good faith may dispute any calculation of the Calculation Agent and the parties shall use reasonable efforts to resolve any disputes concerning such calculations. In addition, following the occurrence and during the continuation of a Swap Failure, the Calculation Agent shall provide Party A with reasonable advance notice in writing of its calculations of amounts payable under this Agreement, and Party A shall have the right to confirm such calculations in advance of any such payment; provided, however, that no such confirmation right shall limit or reduce the obligations of Party A under this Agreement or result in a delay of payments of amounts required to be paid hereunder.

3.	Party A Floating

Payments:

Party A Floating

Amount: No later than 11:00 a.m. (New York City time) on each Payment Date, Party A will pay Party B an amount equal to the excess of (a) the product of (i) the Sharing Percentage and (ii) the Issuer Funding Cost for such Payment Date, provided that with respect to any Calculation Period in which Delinquent Loans (for which no Servicer Monthly Advances of interest have been made during the related Calculation Period) or Defaulted Loans exist, the Issuer Funding Cost for such Payment Date shall be multiplied by the Credit Reduction Factor for such Payment Date, over (b) any amounts previously paid by Party A in respect of payments for accrued interest on Extended Notes as a Party A Accrued Interest Payment made since the preceding Payment Date. For the avoidance of doubt, the amount of each Party A Floating Amount actually payable (if any) with respect to any Payment Date shall be calculated after giving payment netting pursuant to Part 4(j) of the Schedule.

Party A Interim

Floating Amount: No later than 11:00 a.m. (New York City time) on each Interim Payment Date, Party A will pay Party B an amount equal to the product of (i) the Sharing Percentage and (ii) the sum of all Partial Termination Payments with a positive value for all Partial Terminations effected on such date. Notwithstanding anything herein to the contrary, on any Business Day (other than a Payment Date, Interim Payment Date or Accrued Interest Payment Date) on which a net payment in respect of a Party A Interim Floating Amount is due and payable from Party A in an amount less than $100,000, Party A shall postpone such net payment until the earlier to occur of (x) the immediately succeeding Payment Date, Interim Payment Date, or Accrued Interest Payment Date and (y) the immediately succeeding Business Day on which aggregate net payments in respect of Party A Interim Floating Amounts are due and payable from Party A in an amount equal to or greater than $100,000, provided, further that after the occurrence of a Termination Event under the Mortgage Loan Purchase and Servicing Agreement, the Party A Interim Floating Amount shall be deemed to be zero on the day the Collateral Agent issues a notice to the Swap Counterparties that confirms that as of the immediately preceding date, (i) there are sufficient funds in the Collateral Account, after giving effect to all payments required on such date pursuant to Sections 2.01(b), 6.03(a) and 6.03(b) of the Security Agreement, to pay all principal payments (including, in the case of each Class of Extended Notes issued upon conversion of the related Class of Secured Liquidity Notes, the aggregate face amount of such Class of Secured Liquidity Notes, or in the case of the Secured Liquidity Notes issued on an interest bearing basis, the Principal Component and accrued interest of such Class of Secured Liquidity Notes, on all Notes outstanding up to and including their Expected Maturities and their Final Maturities or Final Payment Dates, as applicable, or (ii) all outstanding Notes are paid in full.

Party A Accrued

Interest Payment: Party A will pay an amount equal to the product of (i) the Sharing Percentage and (ii) the accrued and unpaid interest on Extended Notes paid in full on the related Accrued Interest Payment Date.

Party A Accrued

Interest Payment Date: Any Business Day (other than a Payment Date) on which any Extended Notes are paid in full (an “Accrued Interest Payment Date”).

4.	Party B

Payments:

Party B First

Floating Amount: No later than 11:00 a.m. (New York City time) on each Payment Date, Party B will pay Party A an amount equal to the sum of (X) the product of (i) the Sharing Percentage and (ii) (A) minus (B) where (A) equals the sum of (i) the aggregate amount of the interest and any penalties (including prepayment penalties and prepayment premiums to the extent not previously paid on an Interim Payment Date) on the Mortgage Loans received by Party B with respect to the related Calculation Period and deposited into the Collateral Account on or prior to such Payment Date, (ii) reinvestment income received during the related Calculation Period on amounts on deposit in the Collateral Account and (iii) reinvestment income received during the related Calculation Period on amounts on deposit in the Reserve Fund and paid into the Collateral Account pursuant to Section 6.05(b) of the Security Agreement, and where (B) equals the sum of (i) the Allocated Expenses payable on such Payment Date (including the Servicing Fee paid to the Servicer for the related Calculation Period), (ii) the Acquisition Date Accrued Interest for the related Calculation Period and (iii) the Designated Excess Spread Amount for such Payment Date, and (Y) the Swap Fee.

Party B Interim

Floating Amount: No later than 11:00 a.m. (New York City time) on each Interim Payment Date, Party B will pay Party A an amount equal to the product of (i) the Sharing Percentage and (ii) the absolute value of all negative Partial Termination Payments for all Partial Terminations effected on such date, provided, however, that the negative Partial Termination Payment for any Terminated Loan shall not exceed the excess, if any, of (x) the Adjusted Fair Market Value of such Terminated Loan on the date it became a Terminated Loan, over (y) the Outstanding Purchase Price of such Terminated Loan.

Party B Second

Floating Amount: To the extent that Party B has available funds, an amount equal to the product of (x) the Sharing Percentage, and (y) any amounts due and payable to the Swap Counterparties pursuant to Section 6.03(b)(xii) of the Security Agreement in accordance with the priorities of payment set forth therein.

Party B Second Floating Amount Payment Dates:	Any Payment Date.

Party B Third

Floating Amount: To the extent that Party B has available funds, an amount equal to the product of (x) the Sharing Percentage, and (y) any amounts due and payable to the Swap Counterparties pursuant to clause Tenth of Section 2.01(b) of the Security Agreement in accordance with the priorities of payment set forth therein.

Party B Third Floating Amount Payment Dates:	Any Business Day.

Party B Fixed Amount: No later than 11:00 a.m. (New York City time) on the Business Day following the early termination of this Transaction (unless Party A is the Defaulting Party or Affected Party thereunder or an Accounting Treatment Change has occurred), Party B shall pay Party A an amount equal to the product of (a) the Sharing Percentage, times (b) 0.0010, times (c) 0.40, times (d) the Program Size, times (e) the actual number of days from and including the date of such early termination to, but excluding, the Scheduled Termination Date, divided by 360.

5.	Accounting Treatment

Termination: Following the occurrence of any Accounting Treatment Change and notice thereof by Party A to Party B, Party B may designate an Early Termination Date with regard to this Transaction without a replacement swap counterparty upon satisfaction of the following conditions: (a) the sum of (I) any reduction in the Program Size and (II) any increase in the Program Notional Amount of any other Interest Rate Swap (as defined therein) shall be equal to or greater than the Program Notional Amount and (b) before designation of such Early Termination Date, the Program Size shall be reduced by an amount equal to or greater than such Program Notional Amount of this Transaction. Notwithstanding Section 6(e) or any other provision of this Agreement and this Confirmation, upon the designation of an Early Termination Date pursuant to this paragraph, no termination payments or any other amounts shall be payable under Section 6(e) or any other provision of this Agreement or this Confirmation by either party, except (A) each party shall make all payments pursuant to this Confirmation through and including such Early Termination Date; and (B) without duplication of the amounts payable pursuant to the foregoing clause (A), Party A shall pay to Party B the unpaid Amounts owing to Party B by Party A as of the Early Termination Date and Party B shall pay to Party A the Unpaid Amounts owing to Party A by Party B as of the Early Termination Date pursuant to this Confirmation, and neither party shall have any further liability in respect of the termination of this Transaction.

As used herein, the term “Accounting Treatment Change” shall mean (x) the determination by auditors for Party A that all or any portion of the Mortgage Loans and other assets of Party B should be included on the consolidated balance sheet of Party A, or (y) any good faith determination by Party A that its costs incurred in connection with this Agreement have increased due to change in applicable accounting, income tax or bank regulatory rules or regulations.

6.	Early Termination: (i) Notwithstanding anything in the Agreement and/or this Confirmation to the contrary, nothing herein shall affect the rights of Party A if Party B is the Defaulting Party or Affected Party. In the event that an Event of Default or Termination Event has occurred and is continuing and Party A is the sole Defaulting Party or sole Affected Party, Party A and Party B agree as follows:

(1) Party A shall give immediate written notice of such Event of Default or Termination Event to Party B, the Servicer, Moody’s and S&P.

(2) Commencing with the date of such Event of Default or Termination Event, Party A shall use its reasonable efforts to cooperate with Party B and the Servicer to transfer Party A’s rights and duties hereunder to (or otherwise procure a replacement transaction with terms substantially similar to this Transaction with) a successor to Party A having a short-term unsecured and unguaranteed debt rating of “A l+” by S&P and “P 1” by Moody’s and, if rated by Fitch, “F1+” by Fitch and a long-term debt rating of at least “AA ” by S&P and “Aa3” by Moody’s and, if rated by Fitch, “AA-“ by Fitch (a “Successor Counterparty”).

(3) If no Successor Counterparty is appointed and the requirements of Section 6(i)(2) of this Confirmation are otherwise not satisfied within a period following the date of such Event of Default or Termination Event designated by Party B in its sole discretion, Party B may, in its sole discretion, designate an Early Termination Date.

(4) Other than with respect to a transfer resulting from an Additional Termination Event pursuant to Part 1(g)(i) of the Schedule, Party A shall bear or otherwise reimburse Party B and each Servicer for all reasonable costs (excluding any assignment fee or termination fee) associated with the actions required by Section 6(i)(2) of this Confirmation. For the avoidance of doubt, to the extent such costs have been paid by Party A to Party B pursuant to Section 11 of the Agreement, such costs will not be included in the calculation of amounts payable pursuant to this provision of the Confirmation.

(ii) Upon any transfer of Party A’s rights and obligations hereunder as a result of the Event of Default or Termination Event specified in Section 6(i) of this Confirmation to a Successor Counterparty or the replacement of this Transaction with a substantially similar transaction with a Successor Counterparty:

(1) The Calculation Agent shall calculate an amount that would be payable to (or by) Party A assuming (i) both this Transaction and any hedge transaction were Terminated Transactions, (ii) that Section 6(e)(i)(3) of the 1992 ISDA Multicurrency Cross-Border Master Agreement were applicable, provided however, following the Market Quotation method, the Settlement Amount shall be the lowest quotation submitted by a Reference Market-maker which is also acceptable to the Successor Counterparty, (iii) that Party A was the Defaulting Party or the Affected Party (as the case may be) and (iv) that the Early Termination Date was the date the Successor Counterparty entered into or assumed such replacement transaction.

(2) To the extent that the Calculation Agent determines in Section 6(ii)(1) of this Confirmation that a payment to Party A would be required, Party B and Party A agree to cause the Successor Counterparty to pay such amount to Party A and such amount shall constitute satisfaction in full of the obligations of Party B to Party A in respect of the assignment of this Transaction to the Successor Counterparty.

(3) To the extent that the Calculation Agent determines in Section 6(ii)(1) of this Confirmation that Party A would be required to make a payment, Party A and Party B agree that Party A will pay such amount to the Successor Counterparty and such amount shall constitute satisfaction in full of the obligations of Party A to Party B in respect of the assignment of the Transaction to the Successor Counterparty.

7.	Definitions: In this Confirmation,

“Adjusted Fair Market Value” means, with respect to any Mortgage Loan and any date of determination, the Market Value of such Mortgage Loan on the related Closing Date for Party B’s purchase of such Mortgage Loan, reduced by any principal payments received by Party B with respect to such Mortgage Loan on or after the related Closing Date and prior to such date of determination.

“Credit-Adjusted Price” (i) with respect to a Terminated Loan which is a Delinquent Loan or a Defaulted Loan shall mean the hypothetical sales proceeds in cash, as determined in good faith by the Calculation Agent, that would be received in connection with the sale of a Reference Mortgage Loan to a Qualified Purchaser on the date such Delinquent Loan or Defaulted Loan, as the case may be, becomes a Terminated Loan; provided that (ii) following a Swap Failure or a Servicer Event of Default, if (x) the aggregate Outstanding Purchase Price of the Delinquent Loans and Defaulted Loans shall be greater than 10% of the aggregate Outstanding Purchase Price of all Mortgage Loans owned by Party B, and (y) Party A undertakes its own good faith determination of the amount referred in (i) above (a “quotation”) and such quotation is more than 1.00% lower than the good faith determination of the Calculation Agent, and the parties cannot resolve such difference on such Business Day by negotiating promptly and in good faith, the Credit—Adjusted Price shall be the Polled Price. In connection with a determination of the “Polled Price” the Calculation Agent shall also seek a quotation from a Qualified Bidder (which shall not be the Rated Bidder).

“Credit Reduction Factor” shall mean as of any Payment Date, a fraction equal to (i) the average aggregate Outstanding Purchase Price of the Mortgage Loans owned by Party B on each day during the related Calculation Period exclusive of Defaulted Loans and Delinquent Loans (other than Delinquent Loans for which the Servicer has made Servicer Monthly Advances) (prior to giving effect to distributions and allocations on such date) divided by (ii) the sum of the average aggregate Outstanding Purchase Price of the Mortgage Loans owned by Party B on each day during the related Calculation Period.

“Designated Excess Spread Amount” means an amount equal to the product of (x) 0.25%, (y) the sum of the Average Outstanding Purchase Price of the Mortgage Loans with respect to the related Calculation Period and the average of the cash and Eligible Investments held by Party B on each day during the related Calculation Period, times (z) the actual number of days in the related Calculation Period, divided by 365.

“Issuer Funding Cost” shall mean, with respect to any Calculation Period, an amount equal to the sum of (i) with respect to a Calculation Period in which occurred the Expected Maturity of interest-bearing Secured Liquidity Notes, the amount of accrued interest on such Notes from and including the respective issuance dates to but excluding the respective Expected Maturity (for the avoidance of doubt including without limitation any such accrued interest paid with the proceeds of the Capitalized Interest Component of additional classes of Secured Liquidity Notes), (ii) with respect to a Calculation Period in which occurred the Expected Maturity of non-interest bearing Secured Liquidity Notes, the amount of accrued discount on such Notes from and including the respective issuance dates to but excluding the respective Expected Maturity (for the avoidance of doubt including without limitation any such accrued discount paid with the proceeds of the Capitalized Interest Component of additional classes of Secured Liquidity Notes), (iii) with respect to any Calculation Period immediately prior to a Distribution Date for Extended Notes, the amount of accrued and unpaid interest payable in respect of the Extended Notes on such Distribution Date and (iv) with respect to any Calculation Period immediately preceding a Payment Date for the Subordinated Notes, the amount of accrued and unpaid interest payable in respect of the Subordinated Notes on such following Payment Date.

“Loan Termination Date” has the meaning set forth in the section entitled “Interim Payment Dates.”

“Partial Termination” means the occurrence of a Loan Termination Date.

“Partial Termination Payment” means an amount, which may be positive or negative, calculated with respect to each Terminated Loan (I) which is sold by, or on behalf of, Party B or securitized equal to the difference between (i) the Outstanding Purchase Price of such Terminated Loan and (ii) (A) if the Partial Termination occurs with respect to a non-Delinquent Loan or non-Defaulted Loan, the sales proceeds (net of any accrued interest if determinable on such date) of the Mortgage Loan to which the Partial Termination relates (which sales proceeds in the case of a bundled whole loan sale or a securitization shall equal the sales proceeds for the related bundle of loans or securitization) and (B) if the Partial Termination occurs with respect to a Delinquent Loan or Defaulted Loan, the Credit-Adjusted Price or (II) which results from a prepayment in full of such Mortgage Loan equal to (i) the Outstanding Purchase Price of such Mortgage Loan less (ii) the principal payments (including prepayment penalties and prepayment premiums) that were deposited in the Collateral Account on or prior to such date. To the extent that the Partial Termination Payment is a positive number, Party A shall pay such amount to Party B and to the extent that it is a negative number, Party B shall pay to Party A an amount equal to the absolute value thereof.

“Polled Price” shall mean, for purposes of each Interest Rate Swap, (x) if three or more Swap Counterparties and the Qualified Bidder prepare quotations under their respective Interest Rate Swaps, or in response to the request of the Calculation Agent (as the case may be), the quotation remaining (if exactly three quotations are prepared) or the arithmetic mean of the quotations (if more than three quotations are prepared) without regard to the quotations having the highest and lowest values, (y) if two Swap Counterparties and the Qualified Bidder, or one Swap Counterparty and the Qualified Bidder, prepare quotations under their respective Interest Rate Swaps, the arithmetic mean of the quotations, and (z) if one Swap Counterparty or the Qualified Bidder prepares a quotation under its Interest Rate Swap, or in response to the request of the Calculation Agent, the arithmetic mean of such quotation and the determination by the Calculation Agent under (i) of the definition of “Credit-Adjusted Price.”

“Program Termination Date” shall mean the date all outstanding Secured Liquidity Notes, Extended Notes and Subordinated Notes are paid in full or redeemed in accordance with the Security Agreement and the Indenture.

“Qualified Purchaser” shall mean a regular purchaser in the market for mortgage loans similar to the Mortgage Loans.

“Reference Mortgage Loan” shall mean a hypothetical mortgage loan used by the Calculation Agent for the purposes of determining the Credit-Adjusted Price with respect to a Terminated Loan that is a Delinquent Loan or a Defaulted Loan which is otherwise substantially similar to such Delinquent Loan or Defaulted Loan in all respects, including interest rate, principal balance, cash flows, lien position and all other payment characteristics, except that such mortgage loan is not a Delinquent Loan or Defaulted Loan, as the case may be.

“Security Agreement” means the Security Agreement, dated as of December 19, 2006, by and between Deutsche Bank Trust Company Americas, as Collateral Agent, and Party B, as such agreement may be amended, modified or supplemented from time to time.

“Swap Failure” means the occurrence of an event described in Sections 11.2(d) or 11.2(e)(ii) of the Mortgage Loan Purchase and Servicing Agreement.

“Swap Fee” means, with respect to any Payment Date occurring on or after the Swap Fee Effective Date, the product of (a) 0.0010, times (b) the current Swap Fee Notional Amount for the relevant Calculation Period, times (c) the actual number of days from and including the preceding Payment Date (or the Swap Fee Effective Date, in the case of the first Payment Date occurring on or after the Swap Fee Effective Date) to, but excluding, such Payment Date, divided by 360.

“Swap Fee Effective Date” means the earlier of (x) the Series 2007-A Closing Date (as defined in the Series 2007-A Supplement), and (y) January 31, 2007.

“Swap Fee Notional Amount” means, with respect to any Payment Date the higher of (i) the Notional Amount, and (ii) the product of the Sharing Percentage multiplied by 40% of the Program Size.

“Terminated Loan” has the meaning set forth in the section entitled “Interim Payment Dates.”

8. Payment Instructions:

Party A	Party B

[insert]	The Collateral Account under the Security Agreement

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by returning an executed copy of this Confirmation to us.
Yours sincerely,

ABN AMRO BANK N.V. By: /s/ Pippa Gran

Name:	Pippa Gran

Title:	Authorized Signatory
By: /s/ Stuart Ware-Lane
Name:	Stuart Ware-Lane

Title: Authorized Signatory

Confirmed as of the date first written:
ST. ANDREW FUNDING TRUST
By: Christiana Bank & Trust Company, not in its individual capacity but solely as Owner Trustee
By: /s/ James M. Young
Name: James M. Young
Title: Vice President